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                                                                     Exhibit 5.1







                                                     December     , 1998



Price Communications Wireless, Inc.
45 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

         We have acted as special counsel to Price Communications Wireless, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 9 1/8% Series B Senior Secured Notes due 2006 (the "New Notes") for any and all of its outstanding 9 1/8% Series A Senior Secured Notes due 2006 (the "Old Notes") and the guarantee (the "Guarantees") of the New Notes by all of the Company's direct and indirect subsidiaries (the "Guarantor Subsidiaries").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes and the Guarantees, we are of the opinion that the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles. We express no opinion as to the enforceability of the security interest purported to be created thereby.




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Price Communications Wireless, Inc.                           December    , 1998
                                              2

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

                                                     Very truly yours